Exhibit 10.6

FIRST LETTER AMENDMENT

Dated as of August 15, 2011

Deutsche Bank AG New York Branch,
as Administrative Agent under the
Credit Agreement referred to below 200 Crescent Court, Suite 550
Dallas, Texas 75201

Re:Summit Hotel OP, LP Secured Credit Facility

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 29, 2011 by and among Summit Hotel OP, LP (the “Borrower”), Summit Hotel Properties, Inc., as parent guarantor, the other guarantors named therein, Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”), the financial institutions identified therein as lender parties (the “Lender Parties”), RBC Capital Markets and Keybank National Association, as syndication agents, Regions Bank, as documentation agent, and Deutsche Bank Securities Inc., as sole lead arranger and book-running manager (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement.

It is hereby agreed by you and us as follows: 1. Amendments to Credit Agreement.

(a)    The definition of “Consolidated EBITDA” contained in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Consolidated EBITDA” means, for the most recently completed four fiscal quarters, without duplication, for the Parent Guarantor and its Consolidated Subsidiaries, Consolidated net income or loss for such period, plus (x) the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period (excluding, however, Consolidated Interest Expense and taxes attributable to unconsolidated subsidiaries of the Parent Guarantor and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, and (iii) any non-recurring non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash charges (A) do not give rise to a liability that would be required to be reflected on the Consolidated balance sheet of the Parent Guarantor (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) were deducted in determining Consolidated net income or loss for such period, minus (y) to the extent included in determining Consolidated net income or loss for such period, the amount of non-recurring non-cash gains during such period, plus (y) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period, (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, and (iii) any non-recurring non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash charges (A) do not give rise to a liability that would be required to be reflected on the Consolidated balance sheet of the Parent Guarantor (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) were deducted in determining Consolidated net income or loss for such period, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding Real Property) in the ordinary course of business; provided further that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, Consolidated EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) in the case of an acquired Asset that is a newly constructed Hotel Asset with no operating history, the Pro Forma EBITDA, if any, of such Asset, or (B) in the case of any other acquired Asset, such acquired Asset’s actual Consolidated EBITDA (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent Guarantor or such Subsidiary and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Consolidated EBITDA generated by the Asset so disposed of during such four fiscal quarter period; provided further that in the case of Hotel Asset that shall be repositioned by means of a change of hotel brand franchisor and where such Asset is fully closed for renovations, upon the re-opening of such Asset, all Consolidated EBITDA allocable to such Asset prior to the re-opening shall be excluded from the calculation of Consolidated EBITDA and instead Consolidated EBITDA will be increased by the amount of Pro Forma EBITDA of such Asset, if any, (it being understood, for the avoidance of doubt, that such Asset’s actual Consolidated EBITDA from (including) and after the re-opening date shall not be excluded); provided further still that no more than 10% of Consolidated EBITDA shall be Pro Forma EBITDA (provided, that to the extent such limitation is exceeded, the amount of such of Pro Forma EBITDA shall be removed from the calculation of Consolidated EBITDA to the extent of such excess).

(b)    The following definition of shall be added to Section 1.01 of the Credit Agreement:

“Pro Forma EBITDA” means, for any Asset, an amount equal to 90% of such Asset’s forecasted EBITDA for the first four full fiscal quarters of such Asset’s operation (following the fiscal quarter during which such Asset opens, in the case of a newly built Asset, or re-opens, in the case of a repositioned Asset), as determined by the Parent Guarantor and calculated in a manner consistent with the definition of Consolidated EBITDA and as reasonably approved by the Administrative Agent; provided, however, that (a) Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation shall be adjusted to be (x) the amount of Pro Forma EBITDA for such fourth full fiscal quarter multiplied by (y) a fraction the numerator of which is the number of days in the fiscal quarter during which such Asset opens or re-opens, as applicable, from and including the first day of such fiscal quarter to but excluding the opening or re-opening date of such Asset, as applicable, and the denominator of which is the total number of days in such fiscal quarter during which such Asset opens or re-opens, and (b) Pro Forma EBITDA shall be adjusted on the last day of each fiscal quarter, beginning with last day of the first full fiscal quarter of such Asset’s operation to remove the forecasted EBITDA attributable to such fiscal quarter; and on the last day of the fourth full fiscal quarter of such Asset’s operation, Pro Forma EBITDA for such Asset shall be equal to zero. For the avoidance of doubt, until such Asset has four full fiscal quarters of actual Consolidated EBITDA, it is intended that Consolidated EBITDA include (1) the actual Consolidated EBITDA attributable to such Asset for the period commencing on the opening date or re-opening date, as applicable, for such Asset and ending on the last date of the fiscal quarter during which such Asset opened or re-opened and (2) a correspondingly adjusted amount of Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation.

(c)    The definition of “Approved Franchisor” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the second sentence of such definition and replacing it with the following:

“The Administrative Agent confirms that as of August 15, 2011 each of the existing franchisors of the Hotel Assets shown on Schedule Part IV of Schedule 4.01(p) hereto are satisfactory to the Administrative Agent and shall be considered an Approved Franchisor with respect to the applicable Hotel Assets listed in such Schedule.”

(d)    The definition of “Approved Manager” contained in Section 1.01 of the Credit Agreement is hereby amended by adding the following after the last sentence thereof:

“As of August 15, 2011, the following hotel managers are deemed to meet the requirements of clause (a) of this definition of “Approved Manager”: Noble Management Group, LLC, InterContinental Hotels Group, Courtyard Management Corporation, Aimbridge Hospitality, HP Hotels Inc., NVN Management LLC and Zions Hospitality Management Services.”

(e)    The definition of “Mortgage Constant” contained in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Mortgage Constant” means, as of any date of determination, the monthly factor determined by the Administrative Agent by reference to a standard level constant payment table for a fully amortizing loan with a maturity of 25 years based upon an assumed per annum interest rate equal to the greatest of (i) the ten-year U.S. Treasury rate as of the end of the most recent fiscal quarter plus 3.5%, (ii) 7.0% and (iii) the weighted average interest rate then applicable to the Advances outstanding under the Facility.

(f)    Section 2.01(a) of the Credit Agreement hereby amended by deleting the reference to “$5,000,000” in such section and replacing it with a reference to “$1,000,000”.

(g)    Section 2.01(c) of the Credit Agreement hereby amended by deleting the first reference to “$250,000” in such section and replacing it with a reference to “$1,000,000”.

(h)    Section 5.04(a)(i) of the Credit Agreement is deleted in its entirety and replaced with the following:

(i)            Maximum Leverage Ratio. Maintain as of each Test Date occurring during any of the periods indicated below, a Leverage Ratio of not greater than the correlative ratio indicated:

Period	Leverage Ratio
The Closing Date through June 30, 2011	6.25:1.00
July 1, 2011 through September 30, 2011	6.75:1.00
October 1, 2011 through December 31, 2011	7.25:1.00
January 1, 2012 through March 31, 2012	6.75:1.00
April 1, 2012 through September 30, 2012	6.50:1.00
October 1, 2012 through December 31, 2012	6.25:1.00
January 1, 2013 through March 31, 2013	6.00:1.00
April 1, 2013 through the third anniversary of the Closing Date	5.75:1.00
The third anniversary of the Closing Date and thereafter	5.25:1.00

2.Approval of Proposed Borrowing Base Assets. Pursuant to Section 5.01(k) of the Credit Agreement, the Proposed Borrowing Base Assets identified on Schedule A hereto are approved as Borrowing Base Assets subject to the delivery of all applicable Collateral Deliverables and Guarantor Deliverables pursuant to the Section 5.01(k) of the Credit Agreement. This Amendment shall serve as the Conditional Approval Notice contemplated by Section 5.01(k) of the Credit Agreement.

3.Approval of Amendment to Hotel Management Agreement. The proposed amendment to the Amended and Restated Hotel Management Agreement, dated as of February 14, 2011, among Borrower and Interstate Management Company, LLC, in the form attached hereto as Exhibit 1, is hereby approved.

4.Representations and Warranties. The Borrower represents and warrants that the representations and warranties contained in each of the Loan Documents (as amended or supplemented to date, including pursuant to this Amendment) are true and correct on and as of the First Letter Amendment Effective Date (defined below), before and after giving effect to this Amendment, as though made on and as of such date (except for any such representation and warranty that, by its terms, refers to an earlier date, in which case as of such earlier date).

5.Effectiveness of Amendment.

(a)    This First Letter Amendment (this “Amendment”) shall become effective as of the first date (the “First Letter Amendment Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied:

(i)The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Administrative Agent and those Lenders comprising the Supermajority Lenders or, as to any of such Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment.

(ii)The Administrative Agent shall have received a counterpart of the Consent attached to this Amendment executed by each Guarantor.

(iii)All of the fees and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel for the Administrative Agent) due and payable on the First Letter Amendment Effective Date shall have been paid in full.

(b)    The effectiveness of this Amendment is further conditioned upon the accuracy of the factual matters described herein. This Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.

6.Ratification. The Credit Agreement, as amended hereby, the Notes and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender Party or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

8.Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

9.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(Balance of page intentionally left blank.)

This Amendment constitutes a Loan Document and shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,
SUMMIT HOTEL OP, LP,

a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

/s/ Christopher Eng
	By:	_________________________
Name: Christopher Eng
Title: Secretary

 (Signatures continued on next page)

Agreed as of the date first above written:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Initial Issuing Bank,
Swing Line Bank and a Lender

  /s/ George R. Reynolds

By:         ___________________________________
Name: George R. Reynolds
Title: Director

  /s/ Perry Forman

By:         ___________________________________
Name: Perry Forman
Title: Director

(Signatures continued on next page)

REGIONS BANK,
as a Lender

   /s/ Michael R Mellott

By:         ______________________________
Name: Michael R Mellott
Title: Director

(Signatures continued on next page)

ROYAL BANK OF CANADA,
as a Lender

     /s/ Gordon MacArthur

By:         ___________________________________
Name: Gordon MacArthur
Title: Authorized Signatory

 (Signatures continued on next page)

KEYBANK NATIONAL ASSOCIATION,
as a Lender
as a Lender

    /s/ Daniel L Silbert

By:       ___________________________________
Name: Daniel L. Silbert
Title: Sr. Banker

CONSENT

Dated as of August 15, 2011

Each of the undersigned, as a Guarantor under the Guaranty set forth in Article VII of the Credit Agreement dated as of April 29, 2011, in favor of the Lender Parties party to the Credit Agreement referred to in the foregoing First Letter Amendment, hereby consents to such First Letter Amendment and hereby confirms and agrees that notwithstanding the effectiveness of such First Letter Amendment, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation

/s/ Christopher Eng
By:
Name: Christopher Eng
Title: Secretary

SUMMIT HOSPITALITY I, LLC,
a Delaware limited liability company

/s/ Christopher Eng
By:
Name: Christopher Eng
Title: Secretary

Schedule A

Borrowing Base Additions

Staybridge Suites
4220 E. Virginia Avenue
Glendale, CO 80246

AmericInn
11909 West 6th Ave.
Golden (Lakewood), CO 80401

Holiday Inn
6310 Sugarloaf Parkway
Duluth, GA 30097

Hilton Garden Inn
2040 Sugarloaf Circle
Duluth, GA 30097

AmericInn
1910 Fillmore St. North
Twin Falls, ID 83301

AmericInn
1820 West Crawford Street
Salina, KS 67401

Homewood Suites
853 Centre Street
Ridgeland, MS 39157

Schedule A

Exhibit 1

Form of Amendment

Exhibit 1